Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-3 of our reports dated March 16, 2012, relating to the consolidated financial statements of Box Ships Inc. and relating to the combined financial statements of Ardelia Navigation Ltd. and Eridanus Trading Co. appearing in the Annual Report on Form 20-F of Box Ships Inc., for the year ended December 31, 2011, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte Hadjipavlou, Sofianos &Cambanis S.A.
Athens, Greece
April  30, 2012